Exhibit 99.3

UNITED RENTALS (NORTH AMERICA), INC.

OFFER TO EXCHANGE ALL OUTSTANDING
7.375% SENIOR NOTES DUE 2020
ISSUED ON MARCH 9, 2012 FOR
7.375% SENIOR NOTES DUE 2020

AND

7.625% SENIOR NOTES DUE 2022
ISSUED ON MARCH 9, 2012 FOR
7.625% SENIOR NOTES DUE 2022

UNCONDITIONALLY GUARANTEED BY UNITED RENTALS, INC., UNITED RENTALS (DELAWARE), INC., UNITED RENTALS FINANCING LIMITED PARTNERSHIP, UNITED RENTALS HIGHWAY TECHNOLOGIES GULF, LLC AND UNITED RENTALS REALTY, LLC

WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

To Our Clients:

We are enclosing herewith the materials listed below relating to the Company’s offer to exchange up to (i) $750,000,000 aggregate principal amount of its 7.375% Senior Notes due 2020 (the “New 2020 Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $750,000,000 aggregate principal amount of its outstanding unregistered 7.375% Senior Notes due 2020 (the “Initial 2020 Notes”) and (ii) $1,325,000,000 aggregate principal amount of its 7.625% Senior Notes due 2022 (the “New 2022 Notes” and, together with the New 2020 Notes, the “New Notes”), which have been registered under the Securities Act, for up to $1,325,000,000 aggregate principal amount of its outstanding unregistered 7.625% Senior Notes due 2022 (the “Initial 2022 Notes” and, together with the Initial 2020 Notes, the “Initial Notes”), upon the terms and subject to the conditions set forth in the Prospectus dated         , 2012 and the related Letter of Transmittal.  The New Notes are unconditionally guaranteed (the “New Guarantees”) by United Rentals, Inc., United Rentals (Delaware), Inc., United Rentals Financing Limited Partnership, United Rentals Highway Technologies Gulf, LLC and United Rentals Realty, LLC.  The Prospectus and this Letter of Transmittal together constitute the Company’s offer to exchange (the “Exchange Offer”) its New Notes of each series, including the New Guarantees, for a like principal amount of its Initial Notes of the respective series, including guarantees, from the registered holders thereof.

The Company has filed a registration statement, which became effective under the Securities Act on                        , 2012, to register the New Notes under the Securities Act.

Enclosed herewith are copies of the following documents:

(i)             Prospectus dated            , 2012;

(ii)          Letter of Transmittal; and

(iii)       Instruction to Registered Holder from Beneficial Owner.

PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2012 UNLESS EXTENDED. THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF INITIAL NOTES BEING TENDERED.

We are the holder of record of Initial Notes for your account. A tender of such Initial Notes can be made only by us as the record holder pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Initial Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Initial Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may make on your behalf the representations and warranties contained in the Letter of Transmittal. In this regard, please complete the enclosed Instruction Letter and return it to us as soon as practicable.

Pursuant to the Letter of Transmittal, each tendering holder of Initial Notes (a “Holder”) will represent to the Company that (i) the New Notes to be acquired pursuant to the Exchange Offer will be acquired in the ordinary course of business of the person acquiring the New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer (if not a broker-dealer referred to in the last sentence of this paragraph) is participating or intends to participate in the distribution of the New Notes and none of them have any arrangement or understanding with any person to participate in the distribution of the New Notes, (iii) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer acknowledge and agree that any broker-dealer or any person participating in the Exchange Offer for the purpose of distributing the New Notes (x) must comply with the registration and prospectus delivery requirements of the Securities Act, in connection with a secondary resale transaction of the New Notes acquired by such person and (y) cannot rely on the position of the staff of the Securities and Exchange Commission (the “Commission”) set forth in the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) and the Morgan Stanley and Co., Inc. no-action letter (available June 5, 1991), as interpreted in the Commission’s no-action letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters, (iv) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement and (v) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer is an “affiliate” of the Company, its parent company or its subsidiaries, as defined under Rule 405 under the Securities Act. If the Holder is a broker-dealer that will receive New Notes for its own account in exchange for Initial Notes that were acquired as a result of market making or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes received in respect of such Initial Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus, the Holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Very truly yours,

[INSERT NAME OF DTC PARTICIPANT]